Exhibit 1

95 Wellington Street West, Suite 950
Toronto, Ont., M5J 2N7

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual and special meeting (the “Meeting”) of the shareholders of BREAKWATER RESOURCES LTD. (the “Company”) will be held at the Design Exchange located at 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario on Friday, June 22, 2007 at 10:00 a.m. (Toronto time) to:

(1)	elect the directors of the Company;

(2)	appoint the auditors of the Company for the ensuing year and authorize the directors of the Company to fix the remuneration of such auditors;

(3)
consider and, if thought appropriate, pass a resolution to approve an amendment to the share incentive plan of the Company and to approve the amended and restated share incentive plan of the Corporation, the full text of which is set out in the attached management information circular (the “Circular”); and

(4)	transact such further and other business as may properly be brought before the Meeting or any adjournment thereof.

Shareholders who are unable to attend the Meeting in person are requested to complete, sign, date and return to Computershare Investor Services Inc., the Company’s transfer agent and registrar, the enclosed form of proxy. The directors of the Company have fixed the close of business on May 23, 2007 as the record date for the determination of shareholders of the Company entitled to receive notice of the Meeting.

DATED at Toronto, Ontario this 21st day of May, 2007.

BY ORDER OF THE BOARD

Chairman of the Board

All instruments appointing proxies to be used at the Meeting or at any adjournment thereof must be deposited with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 prior to 5:00 p.m., Toronto time, on the second last business day preceding the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.

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TABLE OF CONTENTS

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS	1
MANAGEMENT INFORMATION CIRCULAR	3
PROXY INFORMATION	3
Solicitation of proxies	3
Appointment of proxies	3
Revocation of proxy	3
Exercise of discretion by proxies	3
Voting of shares	4
Notice to beneficial shareholders	4
VOTING SECURITIES AND PRINCIPAL HOLDER THEREOF	5
RECORD DATE	5
BUSINESS OF THE MEETING	5
I) ANNUAL MATTERS	5
A) ELECTION OF DIRECTORS	5
B) CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS	8
C) APPOINTMENT OF AUDITORS	9
II) PARTICULARS OF OTHER MATTERS TO BE ACTED UPON	9
A) AMENDMENT TO THE SHARE INCENTIVE PLAN	9
EXECUTIVE COMPENSATION	12
Summary Compensation Table	13
Option Grants to the Named Executive Officers During the Year Ended December 31, 2006	13
Aggregated Option Exercises During the Financial Year ended December 31, 2006 and Option Values as at December 31, 2006	14
Securities Authorized for issuance under the Share Incentive Plan	14
Termination of Employment, Change in Responsibilities and Employment Contracts	14
COMPOSITION OF THE COMPENSATION COMMITTEE	15
REPORT ON EXECUTIVE COMPENSATION	15
COMPENSATION OF DIRECTORS	16
SHAREHOLDER RETURN PERFORMANCE GRAPH	16
Five Year Cumulative Total Returns	17
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE AND INDEMNIFICATION	17
INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS	17
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	17
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	17
ADDITIONAL INFORMATION	19
EXHIBIT I BOARD OF DIRECTORS’ MANDATE	21
EXHIBIT II RESOLUTION - AMENDMENTS TO SHARE INCENTIVE PLAN	29
EXHIBIT III AMENDED AND RESTATED SHARE INCENTIVE PLAN	30

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MANAGEMENT INFORMATION CIRCULAR
May 21, 2007

PROXY INFORMATION

This Circular is furnished in connection with the solicitation of proxies for use at the annual and special meeting of shareholders of the Company to be held on Friday, June 22, 2007 at 10:00 a.m. (Toronto time) (the “Meeting”) at the Design Exchange located at 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario and at any adjournments thereof for the purposes set out in the accompanying notice of meeting.

SOLICITATION OF PROXIES

The enclosed proxy is being solicited by the management of the Company. This solicitation of proxies will be done primarily by mail but proxies may also be solicited personally, by facsimile or by telephone by officers, directors or employees of the Company for which no additional compensation will be paid. The cost of the solicitation will be borne by the Company. The Company may also retain, and pay a fee to, one or more professional proxy solicitation firms to solicit proxies from shareholders of the Company.

APPOINTMENT OF PROXIES

The persons named as proxyholders in the enclosed form of proxy are directors and/or officers of the Company. Each shareholder is entitled to appoint a person, other than the person designated in the enclosed form of proxy, as a proxy. In order to appoint such other person who need not be a shareholder of the Company, the shareholder should insert such person’s name in the blank space provided on the form of proxy and delete the names printed thereon, sign and date the form of proxy and return the completed proxy to the office of the Registrar and Transfer Agent of the Company, Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 no later than 5:00 p.m. (Toronto time) on Wednesday, June 20, 2007. In the absence of any such specifications, the management nominees, if named as proxy, will vote IN FAVOUR of all the matters set out herein.

REVOCATION OF PROXY

A shareholder executing the enclosed form of proxy has the right to revoke the proxy by instrument in writing, including another completed form of proxy, executed by the shareholder or his or her agent duly authorized in writing or, if the shareholder is a corporation, by an officer thereof duly authorized in writing, and deposited with Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 no later than 5:00 p.m. (Toronto time) on Wednesday, June 20, 2007, or any adjournment thereof, or in any other manner permitted by law. Non-registered shareholders must contact their broker, other agent or intermediary in order to revoke a proxy.

EXERCISE OF DISCRETION BY PROXIES

The shares represented by proxies in favour of management nominees will be voted in accordance with the instructions of the shareholder on any ballot that may be called for and, if a shareholder specifies a choice with respect to any matter to be acted upon at the Meeting, the shares represented by proxy shall be voted accordingly. In the absence of specific direction on any matter referred to in the proxy, the proxy will confer discretionary authority and such Common Shares will be voted IN FAVOUR of all matters set out in the Notice of the Meeting. The enclosed form of proxy also confers discretionary authority upon the persons named therein to vote with respect to any amendments or variations to the matters identified in the notice of meeting and with respect to any other matters which may properly come before the Meeting in such manner as the nominee in his judgment may determine. At the date hereof, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

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VOTING OF SHARES

A holder of Common Shares of the Company (the “Common Shares”) may own such shares in one or both of the following ways. If a shareholder is in possession of a physical share certificate, such shareholder is a “registered” shareholder and his or her name and address are maintained by the Company through its transfer agent, Computershare Investor Services Inc. Only a registered shareholder may vote a proxy in his or her own name in accordance with the instructions appearing on the enclosed form of proxy and/or a registered shareholder may attend the Meeting and vote in person. Because a registered shareholder is known to the Company and its transfer agent, his or her account can be confirmed and his or her vote recorded or changed if such registered shareholder has previously voted. This procedure prevents a shareholder from voting his or her shares more than once. Accordingly, only the registered shareholder’s latest dated proxy will be valid.

Shareholders who are not registered shareholders should refer to the section below entitled “Notice to Beneficial Shareholders.”

NOTICE TO BENEFICIAL SHAREHOLDERS

The information set forth in this section is of significant importance to many shareholders of the Company, as a substantial number of shareholders do not hold Common Shares of the Company in their own name, and thus are considered non-registered shareholders. Shareholders who do not hold their Common Shares in their own name ("Beneficial Shareholders") should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those Common Shares will not be registered in the shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker or another similar entity (called an “Intermediary”). Common Shares held by an Intermediary can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, an Intermediary is prohibited from voting shares. Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated in a timely manner and in accordance with the instructions provided by their Intermediary.

In accordance with the requirements of National Instrument 54-101, arrangements have been made with Intermediaries to forward the notice of meeting, this Circular and the form of proxy to the Beneficial Shareholders. Applicable regulatory rules require Intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of their Intermediary, a Beneficial Shareholder may attend at the Meeting as proxyholder for the Intermediary and vote the Common Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as a proxyholder should enter their own names in the blank space on the form of proxy provided to them by their Intermediary and return, in a timely fashion, the same to their Intermediary in accordance with the instructions provided by their Intermediary, well in advance of the Meeting.

All references to shareholders in the Circular and the form of proxy and the Notice are to registered shareholders unless specifically stated otherwise.

Unless otherwise indicated, the information in this circular is as of May 21, 2007.

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VOTING SECURITIES AND PRINCIPAL HOLDER THEREOF

The Company is authorized to issue an unlimited number of Common Shares and 200,000,000 preferred shares, issuable in series. There are no preferred shares outstanding.

As at May 21, 2007 there were 417,993,960 Common Shares outstanding. Each Common Share entitles the holder of record thereof to one vote at all meetings of shareholders of the Company.

As at May 21, 2007, to the knowledge of the directors and officers of the Company, no other person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Company carrying more than 10% of the voting rights attaching to any class of voting securities of the Company except the following principal holder:

Name and Municipality of Residence	Number of Common Shares	Percentage Holding
Dundee Corporation Toronto, Ontario	101,880,061 (1)	24.4%

(1) 101,695,061 Common Shares are held directly and 185,000 are held indirectly through a wholly-owned subsidiary of Dundee Corporation.

RECORD DATE

Registered holders of Common Shares of the Company as at the close of business (Toronto time) on May 23, 2007, being the date set by the Company for the determination of the registered holders of Common Shares who are entitled to receive the notice of meeting (the “Record Date”), will be entitled to exercise the voting rights attaching to the Common Shares in respect of which they are so registered at the Meeting, or any adjournment thereof, if present or represented by proxy thereat.

BUSINESS OF THE MEETING

I)        ANNUAL MATTERS

A)      ELECTION OF DIRECTORS

Under the Company’s articles and the Canada Business Corporations Act, directors are elected by a majority of the votes cast at the Meeting, in person or by proxy. The by-laws of the Company provide that the mandate of directors will be for the term of one year which will end on the date of the next annual meeting or when their successors are elected or appointed.

Management of the Company proposes nine persons named hereinafter as nominees for election as directors for the ensuing year. Six of the nominees are current directors of the Company and have been directors since the dates indicated below and three are new nominees.

The individuals listed below have been nominated by Management for election as directors of the Company at the Meeting. Unless otherwise indicated, it is intended that the Common Shares represented by proxies solicited hereby, will be voted IN FAVOUR of electing the following nominees as directors of the Company.

The names and jurisdictions of residence of the nominees, their position with the Company, their principal occupations, the dates upon which they became directors of the Company and the number of Common Shares beneficially owned by them, directly or indirectly, or over which control or direction is exercised by them as of May 21, 2007 are as follows:

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Name and Jurisdiction of Residence	Principal Occupation	Number of Common Shares Owned	Director Since
Garth A.C. MacRae (1)(4)(5)(6)(8) Ontario, Canada	Chairman of the Board Also, a Governor of Dynamic Mutual Funds and a director of Dundee Corporation, GeneNews Ltd. (formerly, “ChondroGene Limited”); Dundee Precious Metals Inc., Dundee Wealth Management Inc., Eurogas Corporation, Torque Energy Inc., Great Plains Exploration Inc. and Uranium Participation Corporation	500,000	1993
George E. Pirie (3)(6)(7) Ontario, Canada	President and Chief Executive Officer of the Company Also, a director of Paladin Resources Ltd.	17,169	2005
Ned Goodman (2) Ontario, Canada and Québec, Canada
Director, President and Chief Executive Officer, Dundee Corporation; Director, Chairman, President and Chief Executive Officer, Dundee Wealth Management Inc.; Chairman of Goodman & Company, Investment Counsel Ltd. and Chairman Goodman Private Wealth Management. He is also Chairman, Emiritus of the Canadian Council of Christians and Jews, a Governor of Junior Achievement of Canada and a director of Dundee Precious Metals Inc., Dundee Realty Corporation, Eurogas Corporation, Valdez Gold Inc. and Cogitore Resources Inc. (formerly, “Woodruff Capital”) and Chairman of the Board of Trustees of Dundee REIT

		1,376,937	1993
Jonathan C. Goodman (7) Ontario, Canada	Director, President and Chief Executive Officer of Dundee Precious Metals Inc.; a director of Dundee Corporation, Dundee Resources Limited, Eurogas Corporation, Odyssey Resources Ltd., Major Drilling Group International, Inc., Tahera Diamond Corporation (formerly, “Tahera Corporation”), Frontier Pacific Mining Corporation and Cogitore Resources Inc. (formerly, “Woodruff Capital”)	221,236	2001
Grant A. Edey (5)(7) Ontario, Canada	Chief Financial Officer of IAMGOLD Corporation. Also a director of Khan Resources Inc.	10,000(9)	2005

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Name and Jurisdiction of Residence	Principal Occupation	Number of Common Shares Owned	Director Since
A. Murray Sinclair, Jr. (4)(5)(8) British Columbia, Canada	Managing Director of Quest Capital Corp. since 2003; Director of Quest Management Corp. (management company wholly-owned by Quest Capital Corp.) since 1996; and also a director of the following companies: Allied Nevada Gold Corp. Arapaho Capital Corp., Bannockburn Resources Limited, Choice Resources Corp., Dexit Inc., Gabriel Resources Ltd., General Minerals Corporation, GTO Resources Inc., Jura Energy Corporation, Pearl Exploration and Production Ltd., Premier Gold Mines Limited, Quest Capital Corp. and Western Geopower Corp.	Nil	1992
W. Murray John(10) Ontario, Canada	President and Chief Executive Officer of Dundee Resources Limited and President, Chief Executive Officer and Director of Corona Gold Corporation and is also a director of the following companies: Iberian Minerals Corp., Dundee Precious Metals Inc., Canada Dominion Resources 2006 Corporation, CMP 2006 Corporation, Canada Dominion Resources 2006 II Corporation, Canada Dominion Resources 2007 Corporation, Canada Dominion Resources 2007 II Corporation and CMP 2007 Corporation.	Nil	2007
John W. Ivany(11) Alberta, Canada	Retired Executive.	Nil	2007
Joanne Ferstman Ontario, Canada	Executive Vice President, Chief Financial Officer and Corporate Secretary of Dundee Corporation, Executive Vice President and Chief Financial Officer of Dundee Wealth Management Inc.	94,600	2007

(1) Mr. MacRae was reappointed as the Chairman of the Board on June 8, 2006 and has been Chairman since June 23, 2005. He was previously Chairman from September 6, 1993 to August 1, 1997 and November 30, 2001 to November 29, 2004. He was also interim President and Chief Executive Officer from December 23, 2004 to June 23, 2005; Chief Executive Officer from September 6, 1993 to November 12, 1993 and Vice-Chairman from August 1, 1997 to November 30, 2001.
(2) Mr. Goodman was previously a director from May 21, 1993 to June 19, 2001 and was re-elected November 29, 2004. He was also the Chairman from November 29, 2004 to June 23, 2005.
(3) Mr. Pirie was appointed as a director on June 23, 2005 and the President and Chief Executive Officer of the Company on June 23, 2005. Prior to joining the Company on July 4, 2005, was an Executive Vice President with Placer Dome Inc. and the President and Chief Executive Officer of Place Dome Canada until December 31, 2004.
(4) Member of the Compensation Committee.
(5) Member of the Audit Committee.
(6) Member of the Hedging Committee.
(7) Member of Environmental, Health and Safety Committee.
(8) Member of Corporate Governance and Nominating Committee.
(9) Held by a family member.
(10) Prior to September 2004, Mr. John was an investment banker with Dundee Securities Corporation.
(11) Prior thereto, Mr. Ivany was Executive Vice President of Kinross Gold Corporation (“Kinross”) from June 1995 to May 2006 and served as a director of Viceroy Exploration Ltd. from June 2006 to November 2006.

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The following table sets forth information regarding attendance of each director at the meetings of the Board of Directors and its Committees:

Committee Meetings Attended During 2006
Director	Board	Audit	Compensation	Hedging	Corporate Governance and Nominating	Environmental, Health & Safety(2)
Garth A.C. MacRae	6/6	4/4	2/2	N/A	2/2	N/A
George E. Pirie	6/6	N/A	N/A	N/A	N/A	N/A
Ned Goodman	5/6	N/A	N/A	N/A	N/A	N/A
Donald K. Charter(1)	6/6	N/A	2/2	N/A	2/2	N/A
Jonathan C. Goodman	6/6	N/A	N/A	N/A	N/A	N/A
Grant A. Edey	6/6	4/4	N/A	N/A	N/A	N/A
A. Murray Sinclair, Jr.	5/6	2/4	2/2	N/A	2/2	N/A
W. Murray John	N/A	N/A	N/A	N/A	N/A	N/A
John W. Ivany	N/A	N/A	N/A	N/A	N/A	N/A
Joanne Ferstman	N/A	N/A	N/A	N/A	N/A	N/A

(1) Mr. Charter resigned as a director of the Company on March 29, 2007.
(2) The Environmental, Health & Safety committee was formally constituted as a standing committee on December 18, 2006.

From time to time, ad hoc committees of the Board of Directors are formed as necessary to address specific matters affecting the Company.

B)        CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

A. Murray Sinclair Jr.

PetroFalcon Corporation (formerly Pretium Industries Inc.)
On February 27, 2002 the British Columbia Securities Commission delivered an order relating to an application by Mercury Partners & Company Inc. to overturn a decision of the Canadian Venture Exchange Inc. (as it then was), namely an approval to close a private placement of 4,000,000 common shares of the corporation which was completed in November 2001 (the “BCSC Order”).  Subsequent to the private placement, Mr. A. Murray Sinclair was appointed a director of PetroFalcon Corporation.  Pursuant to the BCSC Order, PetroFalcon Corporation was required to place the matter before its shareholders and, in order that the status quo be maintained to the greatest extent possible until the occurrence of the shareholders meeting, the British Columbia Securities Commission considered it to be in the public interest to remove the applicability of exemptions from prospectus and registration requirements for PetroFalcon until the shareholders meeting was held.  In addition, the British Columbia Securities Commission, during that time period, removed the applicability of exemptions from prospectus and registration requirements for Quest Ventures Ltd. (as subscriber to the private placement referred to above) in respect of the 4,000,000 common shares received pursuant to the private placement referred to above.  During this time, A. Murray Sinclair was also a principal of Quest Ventures Ltd.  The approval of shareholders was sought and received in May 2002 at a meeting of shareholders.

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Katanga Mining Limited (formerly Balloch Resources Ltd. and New Inca Gold Ltd.)
A. Murray Sinclair, Jr. was a director of Balloch Resources Ltd. from May 1, 1998 to July 10, 2006.  On February 25, 2002 New Inca Gold Ltd. was issued a cease trade order from the British Columbia Securities Commission, the Alberta Securities Commission and the Ontario Securities Commission for failure to file financial statements within the prescribed period of time and pay the filing fees.  New Inca Gold Ltd. has since filed the financial statements and paid the filing fees as required by those securities commissions.  Effective October 21, 2003, trading of the securities of New Inca Gold Ltd. resumed.  The Alberta Order was rescinded on October 23, 2003 and the Ontario Order was rescinded on March 6, 2003 and the British Columbia Order was rescinded on October 21, 2003.

John W. Ivany

John W. Ivany was the subject of enforcement proceedings by the Alberta Securities Commission In Re Cartaway Resources Corp. In its order dated February 22, 2001, the Alberta Securities Commission found that Mr. Ivany, as Chief Executive Officer of Cartaway Resources Corp., had allowed the issuance of a press release that contained a material factual error in violation of the securities laws of the Province of Alberta. As a result, Mr. Ivany was prohibited from acting as a director or officer of any “junior issuer” for a period of five years and ordered to pay costs in the amount of Cdn.$20,000.

On April 14, 2005, the Ontario Securities Commission issued a definitive management cease trade order which superseded a temporary management cease trade order dated April 1, 2005 against all the directors and officers of Kinross in connection with the Kinross’ failure to file its audited financial statements for the year ended December 31, 2004. The management cease trade order was lifted on February 22, 2006.

C)        APPOINTMENT OF AUDITORS

PricewaterhouseCoopers LLP will be nominated at the shareholders’ annual meeting to be held on June 22, 2007 for appointment as auditor of the Company at a remuneration to be fixed by the Board of Directors. PricewaterhouseCoopers LLP has been the Company’s auditor since June 9, 2006. Prior to that date, Deloitte & Touche LLP had been the Company’s auditor.

Unless otherwise directed by the shareholder, the persons named in the enclosed form of proxy intend to vote IN FAVOUR of the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Company until the next annual meeting of shareholders or until their successor is appointed and to authorize the directors to fix their remuneration.

II)        PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

A)        AMENDMENT TO THE SHARE INCENTIVE PLAN

As at May 21, 2007, 417,993,960 Common Shares were issued and outstanding. The aggregate number of Common Shares approved for issuances under the Share Incentive Plan of the Corporation (the “Plan”) is 54.5 million Common Shares. The three components of the Plan are (a) the Share Bonus Plan - current maximum reserve is 5 million Common Shares of which 1.2 million Common Shares have been issued and 3.8 million remain available for issuance; (b) the Share Option Plan - current maximum reserve is 41 million of which as at May 21 2007, approximately 9.7 million Common Shares were issued upon the exercise of stock options; approximately 8.5 million options to purchase Common Shares remained outstanding; 0.5 million Common Shares previously subject to options under the Share Option Plan are no longer available by virtue of the exercise by the optionees of their right to terminate their options and to receive cash or Common Shares equal in value to the difference between the fair market value of the Common Shares subject to their option and exercise price of their option, a right no longer available to optionees; and approximately 22.3 million Common Shares are available for issuance; and (c) the Share Purchase Plan: Current maximum reserve is 8.5 million of which approximately 5.3 million Common Shares have been issued and approximately 3.1 million Common Shares are available for further issuances.

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The Board of Directors has approved certain amendments to the Plan, subject to shareholder approval. The Toronto Stock Exchange (the “TSX”) has conditionally approved the proposed amendments to the Plan, subject to receipt from the Corporation of, among other things, evidence of such shareholder approval.  The following summary of the proposed amendments to the Plan is qualified in its entirety by the provisions of the Plan, underlined to show the proposed changes, attached to this Circular as Exhibit III. Please refer to the underlined Plan for the complete proposed amendments and for the provisions of the amended and restated share incentive plan (the “Amended Plan”).

Under the current Share Option Plan, the Board of Directors may, subject to regulatory approval, amend or discontinue the Share Option Plan at any time, provided, however, that no such amendment may materially and adversely affect any option rights previously granted to an optionee under the Share Option Plan without the consent of the optionee, except to the extent required by law or by the regulations, rules, by-laws or policies of any regulatory authority or stock exchange.

The TSX recently advised that, effective June 30, 2007, TSX issuers with general amendment provisions in their security based compensation plans will no longer be able to make amendments to their plans or to outstanding awards under the plans, including amendments considered to be of a "housekeeping" nature, without shareholder approval.

Regarding the amendment procedures, the Board of Directors propose to replace the current amendment provision with one permitting the Board of Directors to amend the Share Option Plan:

(a)	without the approval of the shareholders of the Corporation, to

(i)	suspend or terminate (and to re-instate) the Share Purchase Plan, the Share Option Plan or the Share Bonus Plan, and

(ii)	make the following amendments to the Plan

(A)
any amendment of a “housekeeping” nature, including, without limitation, amending the wording of any provision of the Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correcting grammatical or typographical errors and amending the definitions contained within the Plan,

(B)
any amendment to comply with the rules, policies, instruments and notices of any regulatory authority to which the Corporation or its securities are subject, including the Toronto Stock Exchange, or to otherwise comply with any applicable law or regulation,

(C)	any amendment to the vesting provisions of the Share Purchase Plan and the Share Option Plan,

(D)
other than changes to the expiration date and Option Price as described in paragraph 6.02(b)(iv) and paragraph 6.02(b)(v) of the Plan, any amendment, with the consent of the Optionee, to the terms of any Option previously granted to such Optionee under the Share Option Plan,

(E)	any amendment to the provisions concerning the effect of the termination of a Participant’s employment on such Participant’s status under the Share Purchase Plan,

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(F)
any amendment to the provisions concerning the effect of the termination of an Optionee as a Director, Officer, Consultant or employee of the Corporation or of any Subsidiary on such Optionee’s status under the Share Option Plan,

(G)
any amendment to the provisions concerning loans to Optionees, the pledge of Shares and the consequences of a termination or cessation of employment on such loans or pledges under the Share Option Plan,

(H)	any amendment to the categories of persons who are Participants or Eligible Persons,

(I)	any amendment to the contribution mechanics of the Share Purchase Plan,

(J)	any amendment respecting the administration of the Plan, and

(K)
any amendment to provide a cashless exercise feature to any Option or the Share Option Plan, provided that such amendment ensures the full deduction of the number of underlying Shares from the total number of Shares subject to the Share Option Plan;

and

(b)	with the approval of the shareholders of the Corporation by ordinary resolution, to make any amendment to the Plan not contemplated by subsection 6.02(a) of the Plan, including, but not limited to

(i)
any amendment to the number of Shares issuable under the Plan, including an increase to a fixed maximum number of securities or a change from a fixed maximum number of Shares to a fixed maximum percentage, other than an adjustment pursuant to section 3.04, section 4.06 or section 5.04 of the Plan,

(ii)	any amendment which would change the manner of determining the minimum Option Price,

(iii)
any amendment which would change the number of days set out in subsection 4.03(g) of the Plan with respect to the extension of the expiration date of Options expiring during or immediately following a Blackout Period,

(iv)	any amendment which reduces the Option Price of any Option, other than pursuant to section 4.03(g) the Plan,

(v)	any amendment which extends the expiry of an Option other than as permitted under the Share Option Plan,

(vi)	any amendment which cancels any Option and replaces such Option with an Option which has a lower Option Price other than pursuant to section 4.06 of the Plan,

(vii)	any amendment which would permit Options to be transferred or assigned by any Eligible Person other than as allowed by subsection 4.03(f) of the Plan,

(viii)	any amendment to increase the maximum limit of the number of securities that may be:

(a)	issued to insiders of the listed issuer within any one year period, or

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(b)	issuable to insiders of the listed issuer, at any time;

under the arrangement, or when combined with all of the listed issuer’s other security based compensation arrangements, which could exceed 10% of the listed issuer’s total issued and outstanding securities, respectively, and

(ix)	amendments to an amending provision within a security based compensation arrangement.

On June 6, 2006, the TSX published a Staff Notice respecting security based compensation arrangements, such as the Share Option Plan, relating to the amendment procedures and the extension of option expiry dates which falls within or soon after a blackout period. Accordingly, the Board of Directors believe that it is in the best interests of the Company to make, and has approved, corresponding amendments to the Share Option Plan.

Regarding the extension of option expiry dates which fall within or soon after a blackout period, the Board of Directors propose to amend the Plan by adding a provision which states the expiration date of the Option will be the date which is ten business days after the Blackout Period Expiry Date.

Pursuant to section 613 of the Company Manual of the TSX, insiders of the Corporation may be restricted from voting in respect of amendments to a share incentive plan unless certain limits with respect to awards which may be granted to insiders are complied with. Under the proposed amendments to the Plan, the following limitations would be added to ensure that insiders of the Corporation are entitled to vote in respect of future amendments to the Amended Plan:

(a)
the number of Common Shares issuable from treasury to insiders of the Corporation (within the meaning set out in the applicable rules of the TSX), at any time, under all security based compensation arrangements of the Corporation, may not exceed ten per cent of the total number of Common Shares then issued and outstanding; and

(b)
the number of Common Shares issued from treasury to insiders, within any one year period, under all security based compensation arrangements of the Corporation, may not exceed ten per cent of the total number of Common Shares then issued and outstanding.

The full text of the resolution approving the amendments to the Plan and approving the Amended Plan is attached to this Circular as Exhibit II. The Plan, underlined to show the proposed changes, is attached to this Circular as Exhibit III.

To be effective, the approval of the amendments must be given by resolution of the shareholders. Unless instructed to vote against in the accompanying form of proxy, it is the intention of the persons named therein to vote the shares represented thereby IN FAVOUR of approval of the amendments to the Plan.

EXECUTIVE COMPENSATION

The following table contains information about the compensation paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officers and each of the other most highly compensated executive officers of the Company who earned more than $150,000 in total salary and bonus as at December 31, 2006 (the “Named Executive Officers”) and in each of the Company’s two most recently completed financial years prior to that date. Specific aspects of the compensation of the Named Executive Officers are dealt with in further detail in subsequent tables.

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SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Yea r	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Long-term Compensation Awards Options Under Share Incentive Plan Granted	All Other Compensation ($)
George E. Pirie	2006	500,000	400,000	Nil	Nil	Nil
President and	2005	200,000	325,000	Nil	1,000,000	6,750
Chief Executive Officer	2004	N/A	N/A	N/A	N/A	N/A
David C. Langille(2)	2006	158,441	140,000	Nil	250,000	Nil
Vice-President, Finance	2005	N/A	N/A	N/A	N/A	N/A
and Chief Financial Officer	2004	N/A	N/A	N/A	N/A	N/A
Richard Godfrey(3)	2006	151,916	Nil	Nil	Nil	Nil
Vice President, Finance	2005	255,000	295,000(4)	Nil	Nil	18,482
and Chief Financial Officer	2004	214,580	85,000	Nil	75,000	19,035
William M. Heath	2006	275,000	250,000	Nil	Nil	Nil
Executive Vice President	2005	240,000	401,500(5)	Nil	250,000	14,108
	2004	222,500	139,750	Nil	200,000	14,000
Bertrand Boivin(6)	2006	250,000	200,000	Nil	150,000	Nil
Vice President, Canada	2005	225,000	342,500(6)	Nil	Nil	16,500
	2004	N/A	N/A	N/A	100,000	N/A
J. Steven Hayes	2006	220,000	240,000	Nil	Nil	Nil
Vice President, Commercial	2005	195,000	282,500(7)	Nil	100,000	17,960
	2004	185,000	99,500	Nil	100,000	19,000

(1) Perquisites and other personal benefits are not shown if they did not exceed the applicable disclosure threshold of the lesser of $50,000 and 10% of the total annual salary and bonus of the Named Executive Officer for the financial year.
(2) Mr. Langille was appointed Chief Financial Officer and Vice-President, Finance on June 5, 2006.
(3) Mr. Godfrey ceased to be an officer of the Company on June 5, 2006.
(4) The deferral of bonuses was eliminated and 2004 deferred bonus of $85,000 relating to the 2004 bonus was paid with the 2005 bonus.
(5) The deferral of bonuses was eliminated and 2004 deferred bonus of $109,000 relating to the 2004 bonus was paid with the 2005 bonus.
(6) Mr. Boivin was appointed Vice President, Canada on November 8, 2005. Includes a 2004 deferred bonus of $67,500 which was paid with the 2005 bonus.
(7) The deferral of bonuses was eliminated and the 2004 deferred bonus of $72,500 relating to the 2004 bonus was paid with the 2005 bonus.

The following table sets forth information regarding options granted during the financial year of the Company ended December 31, 2006 to the Named Executive Officers.

OPTION GRANTS TO THE NAMED EXECUTIVE OFFICERS
DURING THE YEAR ENDED DECEMBER 31, 2006

Name	Stock Options Granted	Percent of Total Options Granted to Employees in Financial Year	Exercise Price ($/security)	Market Value of Securities Underlying Options on the Date of Grant(1) ($/security)	Expiration Date
George E. Pirie	Nil	N/A	N/A	N/A	N/A
David C. Langille(2)	250,000	9.8%	$1.13	$1.13	June 8, 2011
Richard Godfrey(3)	Nil	N/A	N/A	N/A	N/A
William M. Heath	Nil	N/A	N/A	N/A	N/A
Bertrand Boivin	150,000	5.9%	$1.02	$1.02	March 5, 2011
J. Steven Hayes	Nil	N/A	N/A	N/A	N/A

(1) Reflects the closing price of the Common Shares on the TSX two trading days after the date of grant.
(2) Mr. Langille became an officer of the Company on June 5, 2006.
(3) Mr. Godfrey ceased to be an officer of the Company on June 5, 2006.

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The following table sets forth information regarding exercises of options during the financial year of the Company ended December 31, 2006 by the Named Executive Officers and the value as at December 31, 2006 of unexercised options held by the Named Executive Officers on an aggregate basis.

AGGREGATED OPTION EXERCISES DURING THE FINANCIAL YEAR ENDED
DECEMBER 31, 2006 AND OPTION VALUES AS AT DECEMBER 31, 2006
Name	Securities Acquired on Exercise	Aggregate Value Realized ($)	Unexercised Options as at December 31, 2006		Value of Unexercised in-the-money Options as at December 31, 2006(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
George E. Pirie	N/A	N/A	666,667	333,333	$970,001	$485,000
David C. Langille	N/A	N/A	83,333	166,667	$59,166	$118,334
Richard Godfrey(2)	275,000	$258,000(3)	Nil	Nil	Nil	Nil
William M. Heath	N/A	N/A	766,667	233,333	$930,750	$121,250
Bertrand Boivin	N/A	N/A	450,000	50,000	$429,500	$41,000
J. Steven Hayes	49,400	$41,002(3)	416,667	33,333	$430,446	$46,833

(1) Based upon the closing price of the Common Shares on the TSX on December 29, 2006 of $1.84, less the exercise price of the in-the-money stock options. These options have not been, and may never be, exercised and actual gain, if any, on exercise will depend on the value of the common shares on the date of exercise.
(2) Mr. Godfrey ceased to be an officer of the Company on June 5, 2006.
(3) The calculation is based on the difference between the market value of the securities on the date of exercise and the exercise price on the grant date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER THE SHARE INCENTIVE PLAN

The following table sets forth information with respect to compensation plans under which Common Shares are authorized for issue for the financial year ended December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Share Option Plan component of the Share Incentive Plan Approved by Securityholders	9,535,100	0.70	22,624,800
Share Incentive Plan not Approved by Securityholders	N/A	N/A	N/A
Total	9,535,100	0.70	22,624,800

TERMINATION OF EMPLOYMENT,
CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

The Company entered into an employment agreement with William M. Heath in July 2004 which Agreement expired on December 31, 2006; however, the agreement automatically renewed for a one year term as the agreement called for an automatic renewal for two-year terms beyond the termination date unless Mr. Heath’s employment with the Company was terminated. The Agreement provides that in the event of termination of Mr. Heath’s employment without cause, not associated with a change of control, he will be entitled to either 24 months’ written notice of termination or pay in lieu of notice, as well as benefits continuation for the 24 month period. If Mr. Heath elects to resign his employment with the Company, he will be required to provide no less

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than one months’ written notice of his decision. The agreement defines a “change of control” as the acquisition by any group, other than Dundee Corporation (“Dundee”) or an affiliate of Dundee, of sufficient security that the acquiring group establishes the right to cast more than 30 percent of the votes that may be cast to elect directors of the Company, and the exercise of such voting rights causes the incumbent directors of the Company to cease to be the majority. In the event of a change of control, Mr. Heath has the unilateral right to terminate his employment by providing notice to the Company, at which time he will be paid a lump sum equal to 200% of his base annual salary at the time notice is given plus an amount equal to 200% of the average of any bonuses paid to Mr. Heath in the prior three financial years. In the event that Mr. Heath’s employment is terminated without cause following a change of control, he will be entitled to these two payments plus payment in lieu of benefits.

COMPOSITION OF THE COMPENSATION COMMITTEE

The members of the Compensation Committee during the financial year ended December 31, 2006, were Donald K. Charter1 , A. Murray Sinclair, Jr. and Garth A.C. MacRae. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during the year ended December 31, 2006.

The Compensation Committee makes determinations and recommendations to the directors of the Company concerning the cash and incentive compensation of the executive officers of the Company. The Compensation Committee, which met twice in 2006, furnished the following report on executive compensation.

REPORT ON EXECUTIVE COMPENSATION

The primary goal of the Compensation Committee is to ensure that the compensation provided to the executive officers of the Company is determined with regard to the business strategies and objectives of the Company, such that the financial interest of the executive officers of the Company is consistent with the financial interest of the shareholders of the Company. The Compensation Committee strives to ensure that the executive officers of the Company are paid fairly and commensurate with their contributions to furthering the strategic direction and objectives of the Company. The Compensation Committee reviews, recommends and/or determines all elements of the compensation of the executive officers of the Company on an annual basis and may periodically retain an independent consultant to evaluate the compensation levels and policies relative to the market for executives in positions similar to those of the executive officers of the Company. The Compensation Committee has developed the following executive compensation philosophy and policies to meet the foregoing objectives.

Base Salaries. The Compensation Committee recommends base salaries for each of the executive officers of the Company on an individual basis, taking into consideration the individual's performance and contributions to the success of the Company, tenure in the job, competitive industry pay practices for comparable positions and internal equities among positions.

Annual Incentives. The executive officers of the Company have an opportunity to earn annual bonuses. Award opportunities vary based on the individual's position and contributions to the performance of the Company. Bonuses are paid based on the performance of the individual and the results of the Company measured against its annual budget.

Long-Term Incentives. The Compensation Committee believes that options to purchase Common Shares encourage the executive officers of the Company to own and hold Common Shares and tie their long-term interests directly to those of the shareholders of the Company. Under the terms of the share option plan portion of the share incentive plan of the Company, the directors of the Company, acting on the recommendations of the Compensation Committee, may designate employees, including executive officers, eligible to receive options

1 Mr. Charter resigned as a director of the Company on March 29, 2007.

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to acquire such numbers of Common Shares as the directors determine at the then current trading price of the Common Shares on the TSX.

When granting options, consideration is given to the exercise price of the aggregate options that would be held by the executive officer of the Company after the grant under consideration is made. In determining individual grants of options, the Compensation Committee considers the following factors, among others, the performance and contributions to the success of the Company of the executive officer, the relative position of the executive officer, the years of service of the executive officer and past grants of options to the executive officer.

Compensation of the Chief Executive Officer. The components of the total compensation of Mr. Pirie, the Chief Executive Officer of the Company and the manner in which they were reviewed and evaluated by the Compensation Committee were similar to those for other executive officers of the Company. Mr. Pirie received a base salary and annual incentive compensation based on the performance of the Company and his individual performance. The review of Mr. Pirie’s performance included achieving production targets, strategy and financial performance of the Company. For his contribution during 2006, Mr. Pirie was granted a bonus of $400,000 which was paid in 2007.

Summary. The Compensation Committee will continue to evaluate the executive compensation programs of the Company on an ongoing basis to ensure that the compensation practices and philosophies of the Company are consistent with the objective of enhancing shareholder value.

Submitted on behalf of the Compensation Committee:

Donald K. Charter (Chair)1, A. Murray Sinclair, Jr. and Garth A.C. MacRae, each of whom served on the Compensation Committee during all of 2006. Mr. MacRae was appointed to the Committee on January 19, 2006.

1 Mr. Charter resigned as a director of the Company on March 29, 2007.

COMPENSATION OF DIRECTORS

Non-management directors are paid a retainer fee of $20,000 per annum and $1,000 per meeting of the Board of Directors or a Committee attended. Additionally, any non-management chair of a committee of the directors is paid $5,000 per annum, except for the Audit Committee chair who is paid $15,000 per annum. The directors of the Company are eligible to participate in the share incentive plan of the Company.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following table shows the yearly percentage change in the cumulative shareholder return on the Common Shares compared with the cumulative total return of the S&P/TSX Composite for the past five years assuming an investment of $100 on December 31, 2001. A graphical depiction follows the table.
	2001	2002	2003	2004	2005	2006
Stock Closing Price at December 31 (C$)	0.21	0.14	0.64	0.57	0.68	1.84
Corporation Total Return - Base 2001	100	67	305	271	324	876
Total Return Index - S&P/TSX Composite	16,882	14,782	18,732	21,445	26,619	31,213
Total Return Index - Base 2001	100	88	111	127	158	185

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FIVE YEAR CUMULATIVE TOTAL RETURNS

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE AND INDEMNIFICATION

The Company maintains directors’ and officers’ liability insurance for the directors and officers of the Company providing coverage in the amount of $25,000,000 in each policy year. The deductible amount on the policy is $250,000 and the total annual premium in 2006 was $254,000.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of the executive officers, directors, or other employees and former executive officers, directors and employees of the Company or its subsidiaries, the proposed nominees for election to the Board of Directors of the Company, or associates or affiliates of such persons, are or have been indebted to the Company at any time since the beginning of the last completed fiscal year of the Company.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No material transactions were entered into in 2006.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Disclosure required under Multilateral Instrument 52-110 is included in the Annual Information Form of the Company under the heading “Audit Committee Disclosure” filed on SEDAR at www.sedar.com.

The Board of Directors of the Company believes that sound and appropriate corporate governance practices are important for the effective and efficient operation of the Company. To maintain high standards of corporate governance, the Company’s governance processes are subject to ongoing review and assessment by the Corporate Governance and Nominating Committee and the Compensation Committee of the Board of Directors. In accordance with National Instrument 58-101, the Corporate Governance practices of the Company are set out below:

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Board of Directors:	All the directors, other than Mr. Pirie, are independent. Mr. Pirie is not independent as he is the Company’s President and Chief Executive Officer.

The independent directors, as defined above, hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance (“Independent Director Meetings”). In 2006, two Independent Director Meetings were held.

More information about each director can be found under the heading “Election of Directors”.

Board Mandate:	The Board of Directors has adopted a Board of Directors’ Mandate, the full text of which is included as Exhibit I to this Circular.

Position Descriptions:
Written position descriptions have been developed by the Board of Directors for the Chairman of the Board, Chief Executive Officer, Audit Committee Chairman, Corporate Governance and Nominating Committee Chairman, Compensation Committee Chairman and Environmental, Health and Safety Chairman.

Orientation and Continuing Education:
The Company has a practice with respect to the orientation and education of new directors of the Company. New directors of the Company are given the opportunity to meet with senior management and other directors of the Company to familiarize themselves with the business and activities of the Company and their responsibilities as directors of the Company. Commencing in mid-2007, the Directors will be provided with a Directors’ Information Guide updated on a periodic basis which contains information about the Company and its affiliates, the Company’s recent regulatory filings such as its annual information form and proxy material, the regulatory environment applicable to the Company and its subsidiaries, the reporting requirements of the directors of the Company, information with respect to the committees of the Board of Directors and the written mandates of each such committee and certain policies and procedures of the Board of Directors. The Company makes available to its directors, at its expense, certain third-party professional development courses to further enhance the education of the Company’s directors.

Code of Business Conduct and Ethics:
The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”) for its directors, officers and employees. The Corporate Governance and Nominating Committee has responsibility for monitoring compliance with the Code by ensuring all directors, officers and employees receive and become thoroughly familiar with the Code and acknowledge their support and understanding of the Code. Any non-compliance with the Code is to be reported immediately to a member of management or the Audit Committee. A copy of the Code was filed on SEDAR at www.sedar.com and on the Company’s website at www.breakwater.ca.

The directors of the Company are responsible for monitoring compliance with this Code, for regularly assessing its adequacy, for interpreting this Code in any particular situation and for approving any changes to this Code from time to time.

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Nomination of Directors:
The Corporate Governance and Nominating Committee, which is composed entirely of independent directors, is responsible for identifying and recruiting new candidates for nomination to the Board of Directors. The Board of Directors, in conjunction with the Corporate Governance and Nominating Committee, and each of the committees of the Board of Directors will conduct a self-evaluation at least annually to assess their effectiveness. In addition, the Corporate Governance and Nominating Committee should periodically consider the mix of skills and experience that Directors bring to the Board of Directors and assess, on an ongoing basis, whether the Board of Directors has the necessary composition to perform its oversight function effectively.

Other Board Committees:
Hedging Committee:
The Hedging Committee is responsible for assisting the Company’s Board of Directors in fulfilling its oversight responsibilities in relation to risk management relative to exposures to commodity price and foreign exchange rate fluctuations.

Environmental, Health and Safety Committee:

It is the policy of the Company to establish and maintain an environmental, health and safety committee to assist the Board of Directors of the Company in carrying out its oversight responsibility for the environmental, health and safety policies and activities of the Company and monitoring and reviewing the performance of the Company in respect of environmental, health and safety matters. The Environmental, Health and Safety Committee will be provided with the resources commensurate with the duties and responsibilities assigned to it by the Board of Directors, including appropriate administrative support.

Assessments:
The Board of Directors are committed to regular assessments of the effectiveness of the Board of Directors, the Chairman of the Board, the Committees of the Board and the individual directors. The Corporate Governance and Nominating Committee annually reviews and makes recommendations to the Board of Directors regarding evaluations of the Board of Directors, the Chairman of the Board, the Committees of the Board of Directors and the individual directors.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com and on the website of the Company at www.breakwater.ca. The Company will provide to any person, upon request to its Investor Relations Department, a copy of its most recent annual information form, annual report, which includes the MD&A and financial statements for the year ended December 31, 2006 and subsequent interim reports which include interim MD&A and interim financial statements of the Company may be obtained by accessing the disclosure documents of the Company available at www.sedar.com or upon request, from the Investor Relations Department of the Company, Suite 950, 95 Wellington Street West, Toronto, Ontario M5J 2N7, telephone: 416-363-4798, email: investorinfo@breakwater.ca. The Company may require the payment of a reasonable fee in respect of a request therefor made by a person who is not a shareholder of the Company.

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The contents of this Circular and the sending thereof to the shareholders of the Company have been approved by the directors of the Company.

By Order of the Board

Date: May 21, 2007	Chairman of the Board

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EXHIBIT I
BOARD OF DIRECTORS’ MANDATE

1.	Purpose

The primary function of the directors (individually a "Director" and collectively the "Board") of Breakwater Resources Ltd. (the "Corporation") is to supervise the management of the business and affairs of the Corporation. The Board has the responsibility to supervise the management of the Corporation which is responsible for the day-to-day conduct of the business of the Corporation. The fundamental objectives of the Board are to enhance and preserve long-term shareholder value and to ensure that the Corporation conducts business in an ethical and safe manner. In performing its functions, the Board should consider the legitimate interests that stakeholders, such as employees, customers and communities, may have in the Corporation. In carrying out its stewardship responsibility, the Board, through the Chief Executive Officer (the "CEO"), should set the standards of conduct for the Corporation.

2.	Procedure and Organization

The Board operates by delegating certain responsibilities and duties set out below to management or committees of the Board and by reserving certain responsibilities and duties for the Board. The Board retains the responsibility for managing its affairs, including selecting its chairman and constituting committees of the Board.

3.	Responsibilities and Duties

The principal responsibilities and duties of the Board fall into a number of categories which are summarized below.

(a)	Legal Requirements

(i)	The Board has the overall responsibility to ensure that applicable legal requirements are complied with and documents and records have been properly prepared, approved and maintained.

(ii)	The Board has the statutory responsibility to, among other things:

A.	manage, or supervise the management of, the business and affairs of the Corporation;

B.	act honestly and in good faith with a view to the best interests of the Corporation;

C.	exercise the care, diligence and skill that reasonably prudent people would exercise in comparable circumstances; and

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D.
act in accordance with the obligations contained in the Canada Business Corporations Act (the "CBCA"), the regulations thereunder, the articles and by-laws of the Corporation, applicable securities laws and policies and other applicable legislation and regulations.

(iii)	The Board has the statutory responsibility for considering the following matters as a Board which in law may not be delegated to management or to a committee of the Board:

A.	any submission to the shareholders of any question or matter requiring the approval of the shareholders;

B.
the filling of a vacancy among the directors or in the office of auditor and the appointing or removing of any of the chief executive officer, the chairman of the Board or the president of the Corporation;

C.	the issue of securities except as authorized by the Board;

D.	the declaration of dividends;

E.	the purchase, redemption or any other form of acquisition of shares issued by the Corporation;

F.
the payment of a commission to any person in consideration of the person purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares except as authorized by the Board;

G.	the approval of a management proxy circular;

H.	the approval of a take-over bid circular, directors' circular or issuer bid circular;

I.	the approval of an amalgamation of the Corporation;

J.	the approval of an amendment to the articles of the Corporation;

K.	the approval of annual financial statements of the Corporation; and

L.	the adoption, amendment or repeal of any by-law of the Corporation.

In addition to those matters which at law cannot be delegated, the Board must consider and approve all major decisions affecting the Corporation, including all material acquisitions and dispositions, material capital expenditures, material debt financings, issue of shares and granting of options.

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(b)	Strategy Development

The Board has the responsibility to ensure that there are long-term goals and a strategic planning process in place for the Corporation and to participate with management directly or through committees in developing and approving the strategy by which the Corporation proposes to achieve these goals (taking into account, among other things, the opportunities and risks of the business of the Corporation).

(c)	Risk Management

The Board has the responsibility to safeguard the assets and business of the Corporation, identify and understand the principal risks of the business of the Corporation and to ensure that there are appropriate systems in place which effectively monitor and manage those risks with a view to the long-term viability of the Corporation.

(d)	Appointment, Training and Monitoring Senior Management

The Board has the responsibility to:

(i)	appoint the CEO, and together with the CEO, to develop a position description for the CEO;

(ii)
with the advice of the compensation committee of the Board (the "Compensation Committee"), develop corporate goals and objectives that the CEO is responsible for meeting and to monitor and assess the performance of the CEO in light of those corporate goals and objectives and to determine the compensation of the CEO;

(iii)	provide advice and counsel to the CEO in the execution of the duties of the CEO;

(iv)	develop, to the extent considered appropriate, position descriptions for the chairman of the Board and the chairman of each committee of the Board;

(v)	approve the appointment of all corporate officers;

(vi)	consider, and if considered appropriate, approve, upon the recommendation of the Compensation Committee and the CEO, the remuneration of all corporate officers;

(vii)	consider, and if considered appropriate, approve, upon the recommendation of the Compensation Committee, incentive-compensation plans and equity-based plans of the Corporation; and

(viii)	ensure that adequate provision has been made to train and develop management and members of the Board and for the orderly succession of management, including the CEO.

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(e)	Ensuring Integrity of Management

The Board has the responsibility, to the extent considered appropriate, to satisfy itself as to the integrity of the CEO and other senior officers of the Corporation and to ensure that the CEO and such other senior officers are creating a culture of integrity throughout the Corporation.

(f)	Policies, Procedures and Compliance

The Board is responsible for the oversight and review of the following matters and may rely on management of the Corporation to the extent appropriate in connection with addressing such matters:

(i)	ensuring that the Corporation operates at all times within applicable laws and regulations and to appropriate ethical and moral standards;

(ii)	approving and monitoring compliance with significant policies and procedures by which the business of the Corporation is conducted;

(iii)	ensuring that the Corporation sets appropriate environmental standards for its operations and operates in material compliance with environmental laws and legislation;

(iv)	ensuring that the Corporation has a high regard for the health and safety of its employees in the workplace and has in place appropriate programs and policies relating thereto;

(v)
developing the approach of the Corporation to corporate governance, including to the extent appropriate developing a set of governance principals and guidelines that are specifically applicable to the Corporation; and

(vi)	examining the corporate governance practices within the Corporation and altering such practices when circumstances warrant.

(g)	Reporting and Communication

The Board is responsible for the oversight and review of the following matters and may rely on management of the Corporation to the extent appropriate in connection with addressing such matters:

(i)	ensuring that the Corporation has in place policies and programs to enable the Corporation to communicate effectively with management, shareholders, other stakeholders and the public generally;

(ii)	ensuring that the financial results of the Corporation are adequately reported to shareholders, other security holders and regulators on a timely and regular basis;

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(iii)	ensuring that the financial results are reported fairly and in accordance with applicable generally accepted accounting standards;

(iv)	ensuring the timely and accurate reporting of any developments that could have a significant and material impact on the value of the Corporation; and

(v)	reporting annually to the shareholders of the Corporation on the affairs of the Corporation for the preceding year.

(h)	Monitoring and Acting

The Board is responsible for the oversight and review of the following matters and may rely on management of the Corporation to the extent appropriate in connection with addressing such matters:

(i)	monitoring the Corporation's progress in achieving its goals and objectives and revise and, through management, altering the direction of the Corporation in response to changing circumstances;

(ii)	considering taking action when performance falls short of the goals and objectives of the Corporation or when other special circumstances warrant;

(iii)	reviewing and approving material transactions involving the Corporation;

(iv)	ensuring that the Corporation has implemented adequate internal control and management information systems;

(v)	assessing the individual performance of each Director and the collective performance of the Board; and

(vi)	oversee the size and composition of the Board as a whole to facilitate more effective decision-making by the Corporation.

4.	Board’s Expectations of Management

The Board expects each member of management to perform such duties, as may be reasonably assigned by the Board from time to time, faithfully, diligently, to the best of his or her ability and in the best interests of the Corporation. Each member of management is expected to devote substantially all of his or her business time and efforts to the performance of such duties. Management is expected to act in compliance with and to ensure that the Corporation is in compliance with all laws, rules and regulations applicable to the Corporation.

5.	Responsibilities and Expectations of Directors

The responsibilities and expectations of each Director are as follows:

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(a)	Commitment and Attendance

All Directors should make every effort to attend all meetings of the Board and meetings of committees of which they are members. Members may attend by telephone.

(b)	Participation in Meetings

Each Director should be sufficiently familiar with the business of the Corporation, including its financial position and capital structure and the risks and competition it faces, to actively and effectively participate in the deliberations of the Board and of each committee on which he or she is a member. Upon request, management should make appropriate personnel available to answer any questions a Director may have about any aspect of the business of the Corporation. Directors should also review the materials provided by management and the Corporation's advisors in advance of meetings of the Board and committees and should arrive prepared to discuss the matters presented.

(c)	Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics to deal with the business conduct of Directors and officers of the Corporation. Directors should be familiar with the provisions of the Code of Business Conduct and Ethics.

(d)	Other Directorships

The Corporation values the experience Directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a Director's time and availability, and may also present conflicts issues. Directors should consider advising the chairman of the Corporate Governance and Nominating Committee before accepting any new membership on other boards of directors or any other affiliation with other businesses or governmental bodies which involve a significant commitment by the Director.

(e)	Contact with Management

All Directors may contact the CEO at any time to discuss any aspect of the business of the Corporation. Directors also have complete access to other members of management. The Board expects that there will be frequent opportunities for Directors to meet with the CEO and other members of management in Board and committee meetings and in other formal or informal settings.

(f)	Confidentiality

The proceedings and deliberations of the Board and its committees are, and shall remain, confidential. Each Director should maintain the confidentiality of information received in connection with his or her services as a director of the Corporation.

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(g)	Evaluating Board Performance

The Board, in conjunction with the Corporate Governance and Nominating Committee, and each of the committees of the Board should conduct a self-evaluation at least annually to assess their effectiveness. In addition, the Corporate Governance and Nominating Committee should periodically consider the mix of skills and experience that Directors bring to the Board and assess, on an ongoing basis, whether the Board has the necessary composition to perform its oversight function effectively.

6.	Qualifications and Directors' Orientation

Directors should have the highest personal and professional ethics and values and be committed to advancing the interests of the Corporation. They should possess skills and competencies in areas that are relevant to the business of the Corporation. The CEO is responsible for the provision of an orientation and education program for new Directors.

7.	Meetings

The Board should meet on at least a quarterly basis and should hold additional meetings as required or appropriate to consider other matters. In addition, the Board should meet as it considers appropriate to consider strategic planning for the Corporation. Financial and other appropriate information should be made available to the Directors in advance of Board meetings. Attendance at each meeting of the Board should be recorded.

Management may be asked to participate in any meeting of the Board. The Board should meet separately from management as considered appropriate to ensure that the Board functions independently of management. The Directors independent of management should meet with no members of management of the Corporation present as considered appropriate.

8.	Committees

The Board has established an Audit Committee, a Compensation Committee, an Environmental Health and Safety Committee, Governance and Nominating Committee and a Hedging Committee to assist the Board in discharging its responsibilities. Special committees of the Board may be established from time to time to assist the Board in connection with specific matters. The chairman of each committee should report to the Board following meetings of the committee. The charter of each standing committee should be reviewed annually by the Board.

9.	Evaluation

Each Director will be subject to an annual evaluation of his or her individual performance. The collective performance of the Board and of each committee of the Board will also be subject to annual review. Directors should be encouraged to exercise their duties and responsibilities in a manner that is consistent with this mandate and with the best interests of the Corporation and its shareholders generally.

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10.	Resources

The Board has the authority to retain independent legal, accounting and other consultants. The Board may request any officer or employee of the Corporation or outside counsel or the external/internal auditors to attend a meeting of the Board or to meet with any member of, or consultant to, the Board.

Directors are permitted to engage an outside legal or other adviser at the expense of the Corporation where for example he or she is placed in a conflict position through activities of the Corporation, but any such engagement shall be subject to the prior approval of the Corporate Governance and Nominating Committee.

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EXHIBIT II
RESOLUTION - AMENDMENTS TO SHARE INCENTIVE PLAN

Upon motion, duly proposed and seconded, it was resolved:

1.
THAT the proposed amendments to the Plan of the Company substantially in the form attached as Exhibit III to the Circular of the Company prepared for the purpose of the Meeting be and are hereby approved, ratified and confirmed;

2.	THAT the amended and restated share incentive plan, attached in underlined form be, and it hereby is approved;

3.
THAT any officer or director of the Company be, and each is hereby, authorized and directed, for and on behalf of the Company, to sign and execute all documents, to conclude any agreements and to do and perform all acts and things deemed necessary or advisable in order to give effect to this Resolution, including compliance with all securities laws and regulations; and

4.
THAT the Board of Directors of the Company be, and it is hereby, authorized to cause all measures to be taken, such further agreements to be entered into and such further documents to be executed as may be deemed necessary or advisable to give effect to and fully carry out the intent of this Resolution.

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 BREAKWATER RESOURCES LTD.

SHARE INCENTIVE PLAN
AMENDED AND RESTATED AS OF JUNE ~~8, 2006~~22, 2007

ARTICLE ONE

Section 1.01 Purpose of Share Incentive Plan: The purpose of this Share Incentive Plan is to attract, retain and motivate persons as directors, officers, employees and consultants of the Corporation and the Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, the share purchase plan and the share bonus plan, to acquire ~~an increased~~a proprietary interest in the Corporation.

ARTICLE TWO
DEFINITIONS

Section 2.01 Defined Terms:

Where used herein, the following terms shall have the following meanings, respectively:

(a)	“Act” means the Canada Business Corporations Act or its successor, as amended from time to time;

(b)	“Aggregate Contribution” means the aggregate of a Participant’s Contribution and the related Corporation’s Contribution;

(c)
“Basic Annual Salary” means the basic annual remuneration of a Participant from the Employer exclusive of any overtime pay, bonuses or allowances of any kind whatsoever or such other amount as may be determined by the Board from time to time as the Basic Annual Salary of the Participant;

(d)
“Blackout Period” means an interval of time during which (i) the trading guidelines of the Corporation, as amended or replaced from time to time, restrict one or more Eligible Persons from trading in securities of the Corporation or (ii) the Corporation has determined that one or more Eligible Persons may not trade any securities of the Corporation;

(e)	“Blackout Period Expiry Date” means the date on which a Blackout Period expires;

(f)
~~(d)~~ “Board” means the board of ~~Directors of the Corporation~~directors or, if established and ~~duly~~ authorised to act, the ~~Executive~~Compensation Committee or another committee appointed for such purpose by the ~~board of directors of the Corporation~~Directors;

(g)	~~(e)~~ “Business Day” means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

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(h)	“Compensation Committee” means the committee appointed by the Directors to, among other things, assist the Directors in the administration of this Share Incentive Plan;

(i)	~~(f)~~ “Consultant” means a person with whom the Corporation or any Subsidiary has a contract for substantial services;

(j)	~~(g)~~ “Corporation” means Breakwater Resources Ltd. and includes any successor corporation thereto;

(k)	~~(h)~~ “Corporation’s Contribution” means the amount the Corporation credits a Participant under ~~Section 3.05~~section 3.06 hereof;

(l)	~~(i)~~ “Directors” means the directors of the Corporation from time to time;

(m)
~~(j)~~ “Eligible Assignee” means, with respect to an Optionee, (i) the spouse of the Optionee, (ii) any minor children of the Optionee, (iii) any minor grandchildren of the Optionee, (iv) a corporation controlled by the Optionee where the only other shareholders of such corporation are the spouse, minor children or minor grandchildren of the Optionee, or (v) a family-trust, where the Optionee is the trustee of such trust and the beneficiaries of such trust do not include anyone other than the spouse, minor children or minor grandchildren of the Optionee;

(n)	~~(k)~~ “Eligible Person” means any Director, officer, employee (part-time or full-time) or Consultant of the Corporation or any Subsidiary;

(o)	~~(l)~~ “Employer” means the corporation that is the employer of a Participant, being the Corporation or a Subsidiary;

(p)	~~(m)~~ “Exchange” means The Toronto Stock Exchange and, where the context permits or requires, any other exchange on which the Shares are or may be listed from time to time;

(q)
~~(n)~~ “Head Office Participant” means an individual who is entitled to participate in the Share Purchase Plan who is listed on the head office payroll maintained at the head office from time to time of the Corporation;

(r)	~~(o)~~ “Holding Period” means a period of 12 months;

(s)	~~(p)~~ “Insider” means an insider within the meaning of section ~~627~~601 of the Company Manual of The Toronto Stock Exchange as amended or superseded from time to time;

(t)	~~(q)~~ “Issue Price” means the weighted average of the trading prices of the Shares on the Exchange for the calendar quarter in respect of which Shares are being issued under the Share Purchase Plan;

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(u)
~~(r)~~ “Market Price” at any date in respect of the Shares shall be the greatest closing price of the Shares on any Exchange on the last Business Day preceding the date on which the Option is granted or approved by the Board ~~or on such other Business Day as the Board shall determine~~ and, in the event that the Shares did not trade on such Business Day, the Market Price shall be the average of the bid and ask prices in respect of the Shares at the close of trading on such date provided that the Board may determine that the date of grant of the Option or the date for determining the Option Price shall be a future date, in which case, the Market Price shall be the greatest closing price of the Shares on any Exchange on the last Business Day preceding the date on which the Option is granted or the date for determining the Option Price, as the case may be, and, in the event that the Shares are not then listed ~~and posted for trading~~ on any stock exchange, the Market Price shall be the fair market value of the Shares as determined by the Board in its sole discretion;

(v)	~~(s)~~ “On-Site Participant” means an individual who is entitled to participate in the Share Purchase Plan who is not a Head Office Participant;

(w)	~~(t)~~ “Option” means an option to purchase Shares granted under the Share Option Plan;

(x)	~~(u)~~ “Option Price” means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with ~~Section~~section 4.06 hereof;

(y)	~~(v)~~ “Optionee” means an Eligible Person to whom an Option has been granted or an Eligible Assignee to whom an Option has been assigned in accordance with ~~Section~~subsection 4.03(f) hereof;

(z)	~~(w)~~ “Participant” means each of a Head Office Participant and an On-Site Participant;

(aa)	~~(x)~~ “Participant’s Contribution” means the amount a Participant elects to contribute to the Share Purchase Plan under ~~Section 3.04~~subsection 3.05(a) or (b) hereof;

(bb)
~~(y)~~ “Person” means an individual, a corporation, a partnership, an unincorporated association or organisation, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Act;

(cc)	~~(z)~~ “Share Bonus Plan” means the share bonus plan described in Article Five hereof, as the same may be amended or varied from time to time;

(dd)	~~(aa)~~ “Share Bonus Recipient” means an Eligible Person to whom Shares have been issued as a bonus pursuant to the Share Bonus Plan;

(ee)	“Share Incentive Plan” means this share incentive plan which includes the Share Bonus Plan, the Share Option Plan and the Share Purchase Plan collectively;

(ff)	~~(bb)~~ “Share Option Plan” means the share option plan described in Article Four hereof, as the same may be amended or varied from time to time;

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(gg)	~~(cc)~~ “Share Purchase Plan” means the share purchase plan described in Article Three hereof, as the same may be amended or varied from time to time;

(hh)
~~(dd)~~ “Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by ~~Section~~section 3.04 or 5.04 hereof, such others shares or securities to which a Participant or Eligible Person respectively is entitled under the Share Purchase Plan or the Share Bonus Plan respectively as a result of such adjustment, or by section 4.06 hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

(ii)
~~(ee)~~ “Subsidiary” means any corporation which is a subsidiary body corporate, as such term is defined in subsection 2(5) of the Act as such provision is from time to time amended, varied or re-enacted, of the Corporation.

ARTICLE THREE
SHARE PURCHASE PLAN

Section 3.01 The Share Purchase Plan: The Share Purchase Plan is hereby established for certain employees of the Corporation or a Subsidiary.

Section 3.02 Participants: Participants in the Share Purchase Plan shall be employees of the Corporation or ~~its Subsidiaries~~a Subsidiary who have been continuously employed by the Corporation or ~~its Subsidiaries~~a Subsidiary for at least six consecutive months. The Board, upon the recommendation of the Chief Executive Officer of the Corporation, shall have the right, in its absolute discretion, to waive such six month period, to determine that the Share Purchase Plan does not apply to any employee or group of employees, to determine whether a Participant is a Head Office Participant or an On-Site Participant and to otherwise determine the application of any provision of the Share Purchase Plan.

Section 3.03 Number of Shares: Subject to increase by the Board and the receipt of the approval of the shareholders of the Corporation and of the Exchange, the aggregate number of Shares reserved by the Corporation for issue and available under the Share Purchase Plan shall be ~~8,500,000.~~8,500,000, subject to adjustment pursuant to the provisions of section 3.04 hereof.

Section 3.04 Adjustment in Shares Subject to the Share Purchase Plan: In the event there is any change in the number of outstanding Shares or in the designation of the Shares, whether by reason of a stock dividend, consolidation, subdivision, capital reorganization or reclassification, an appropriate adjustment shall be made by the Board in the number of, or the designation of the Shares available under the Share Purchase Plan. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to acceptance by the Exchange, if required.

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Section 3.05 ~~Section 3.04~~ Election to Participate in Share Purchase Plan and Participant's Contribution:

(a)
Any Participant may elect to contribute money to the Share Purchase Plan in any calendar year if the Participant, prior to the end of the immediately preceding calendar year, delivers to the Employer and the Corporation a written direction in form and substance satisfactory to the Corporation authorising the Employer to deduct from the Participant's salary the Participant's Contribution in equal instalments.

(b)
If, on December 31 of any year, an employee has not been continuously employed by the Corporation or a Subsidiary for at least six consecutive months (unless such six-month requirement is waived by the Board), then, in the calendar quarter during which such employee reaches six consecutive months of employment, he or she may elect to make a Participant's Contribution with respect to the balance of that calendar year, commencing at the beginning of the next calendar quarter, by delivering to the Employer and the Corporation the written direction referred to above.

(c)
The Participant's Contribution shall not exceed 10%, before deductions, in the case of a Head Office Participant, and 5%, before deductions, in the case of an On-Site Participant, of the Participant's Basic Annual Salary; provided that, in the event of any employee electing to make a Participant's Contribution for less than a full year in accordance with paragraph (b) above, his or her Basic Annual Salary shall be pro-rated for the balance of that calendar year.

(d)
No adjustment shall be made to the Participant's Contribution until the next succeeding calendar year, and then only if a new written direction shall have been delivered to the Employer and the Corporation for such calendar year. The Participant's Contribution shall be held by the Corporation in trust for the purposes of the Share Purchase Plan.

Section 3.06 ~~Section 3.05~~ Corporation's Contribution: Immediately prior to the date any Shares are issued to a Participant in accordance with ~~Section 3.07~~section 3.08 hereof, the Corporation will credit the Participant with and thereafter hold in trust for the Participant an amount equal to the Participant's Contribution then held in trust by the Corporation.

Section 3.07 ~~Section 3.06~~ Aggregate Contribution: The Corporation shall not be required to segregate the Aggregate Contribution from its own corporate funds or to pay interest thereon.

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Section 3.08 ~~Section 3.07~~ Issue of Shares

(a)
As soon as practicable following March 31, June 30, September 30 and December 31 in each calendar year the Corporation will issue for the account of each Participant fully paid and non-assessable Shares equal in value to the Aggregate Contribution held in trust as of such date by the Corporation converted into Shares at the applicable Issue Price. If such conversion would otherwise result in the issue for the account of a Participant of a fraction of a Share, the Corporation will issue only such whole Shares as are issuable.

(b)	The Corporation shall hold any unused balance of the Aggregate Contribution in trust for a Participant until used in accordance with the Share Purchase Plan.

Section 3.09 ~~Section 3.08~~ Safekeeping and Delivery of Shares

(a)
All Shares issued for the account of a Participant in accordance with ~~Section 3.07~~section 3.08 hereof will be held in safekeeping by the Corporation and will be delivered, subject as otherwise provided in the Share Purchase Plan, to such Participant upon the expiry of the Holding Period from the date of issue of such Shares. If the Corporation receives, on behalf of a Participant in respect of any Shares so held:

(i)	cash dividends;

(ii)	options or rights to purchase additional securities of the Corporation or any other corporation;

(iii)	any notice of meeting, proxy statement and proxy for any meeting of holders of Shares of the Corporation; or

(iv)	other or additional Shares or other securities (by way of dividend or otherwise);

then the Corporation shall forward to such Participant, at his or her last address according to the register maintained under ~~Section 3.11~~section 3.12 hereof, any of the items listed in ~~Section 3.08~~paragraphs 3.09(a)(i), (ii) and (iii) hereof; and shall hold in safekeeping any additional securities referred to in ~~Section 3.08~~paragraph 3.09(a)(iv) hereof and shall deliver such securities to the Participant with delivery of the Shares in respect of which such additional securities were issued.

(b)
Any Shares held for the account of a Participant in safekeeping by the Corporation will be distributed, subject as otherwise specifically provided in the Share Purchase Plan, to a Participant or his or her estate prior to the expiry of the applicable Holding Period only upon:

(i)	the date of the commencement of the Participant's retirement in accordance with the Corporation~~'~~’s normal retirement policy;

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(ii)	the date of the commencement of the total disability of the Participant determined in accordance with the Corporation's normal disability policy; or

(iii)	the date of death of the Participant.

(c)
An On-Site Participant may, by a request in writing, in form and substance satisfactory to the Corporation, direct the Corporation to deliver those Shares held in safekeeping for the account of the said On-Site Participant which were acquired with that Participant’s Contribution. Shares acquired with the Corporation’s Contribution will be held in safekeeping by the Corporation and will be delivered, subject as otherwise provided in the Share Purchase Plan, to such Participant upon the expiry of the Holding Period from the date of issue of such Shares.

(d)
If there is a take-over bid made for all or a portion of the issued and outstanding Shares of the Corporation, then the Board may, by resolution, make any Shares held in trust for a Participant immediately deliverable in order to permit such Shares to be tendered to such bid. In addition the Board may, by resolution, permit the Corporation's Contribution to be made and Shares issued for the then Aggregate Contribution prior to expiry of any such take-over bid in order to permit such Shares to be tendered to such bid.

Section 3.10 ~~Section 3.09~~ Termination of Employment: If a Participant shall cease to be employed by the Corporation ~~and its Subsidiaries~~or a Subsidiary for any reason or shall receive notice from the Corporation or a Subsidiary of the termination of his or her employment:

(a)	such Participant shall automatically cease to be a Participant in the Share Purchase Plan;

(b)	any portion of the Participant's Contribution then held in trust for such Participant shall be paid to such Participant or his or her estate or successor, as the case may be;

(c)	any portion of the Corporation's Contribution then held in trust for such Participant shall be paid to the Corporation;

(d)
if such Participant is a Head Office Participant, any Shares then held in safekeeping for such Participant shall, subject to ~~Section 3.08~~section 3.09 hereof in the case of retirement, disability or death, and subject to the provisions of the Act and applicable securities legislation, at the option of the Corporation be purchased for cancellation by the Corporation at the Issue Price thereof or sold at market and an amount equal to the lesser of:

(i) the Participant's Contribution; and

(ii) one-half of the proceeds received on any sale of such Shares;

shall be paid to such Participant and the balance shall be paid to the Corporation; provided that the Board may waive the requirements of this ~~Section 3.09~~subsection 3.10(d) and pay the full proceeds to the Participant; and

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(e)
if such Participant is an On-Site Participant, any Shares then held in safekeeping for such Participant shall be delivered to such Participant in accordance with ~~Section 3.08~~section 3.09 hereof and all items listed in ~~Section 3.08~~paragraphs 3.09(a)(i) to (iv) hereof shall be dealt with in accordance with ~~Section 3.08~~section 3.09 hereof.

Section 3.11 ~~Section 3.10~~ Election to Withdraw from Share Purchase Plan: Any Participant may at any time elect to withdraw from the Share Purchase Plan. In order to withdraw the Participant must give at least two weeks' notice to the Employer and the Corporation in writing in form and substance satisfactory to the Employer and the Corporation directing the Employer to cease deducting from the Participant's salary the Participant's Contribution. Deductions will cease to be made commencing with the first pay date following expiry of the two-week notice. The Participant's Contribution will continue to be held in trust. On the next following date for making the Corporation's Contribution the Corporation will credit the Participant with the pro rata amount of the Corporation's Contribution, calculated in accordance with ~~Section 3.05~~section 3.06 hereof. The issuance and delivery of Shares will not be accelerated by such withdrawal but will occur on the date on which such Shares would otherwise have been issued in accordance with ~~Section 3.07~~section 3.08 hereof and delivered to the Participant in accordance with ~~Section 3.08~~section 3.09 hereof had the Participant not elected to withdraw from the Share Purchase Plan.

Section 3.12 ~~Section 3.11~~ Record Keeping: The Corporation shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant in the Share Purchase Plan;

(b)	any Participant's Contributions; and

(c)	the number of Shares held in safekeeping for the account of a Participant.

Section 3.13 ~~Section 3.12~~ Necessary Approvals: The obligation of the Corporation to issue and deliver any Shares in accordance with the Share Purchase Plan shall be subject to any necessary approval of any stock exchange or regulatory authority having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Participant's Contribution held in trust for a Participant shall be returned to the Participant without interest.

ARTICLE FOUR
SHARE OPTION PLAN

Section 4.01 Administration of the Share Option Plan:

(a)
The Share Option Plan shall be administered by the Board in accordance with the rules and policies of the Exchange in respect of ~~stock option plans~~security based compensation arrangements. The Board shall receive recommendations of management and shall determine and designate from time to time those Directors, officers, employees and Consultants of the Corporation or ~~its Subsidiaries~~a Subsidiary to whom an Option should be granted and the number of Shares which will be optioned from time to time to any Eligible Person and the terms and conditions of the grant.

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(b)	The Board shall have the power, where consistent with the general purpose and intent of the Share Option Plan and subject to the specific provisions of the Share Option Plan:

(i)
to establish policies and to adopt, prescribe, amend or vary rules and regulations for carrying out the purposes, provisions and administration of the Share Option Plan and make all other determinations necessary or advisable for its administration;

(ii)
to interpret and construe the Share Option Plan and to determine all questions arising out of the Share Option Plan and any Option granted pursuant to the Share Option Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(iii)	to determine which Eligible Persons are granted Options and to grant Options;

(iv)	to determine the number of Shares covered by each Option;

(v)	to determine the Option Price;

(vi)	to determine the time or times when Options will be granted and exercisable;

(vii)	to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(viii)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options which initially shall be substantially in the form annexed hereto as Schedule "A".

Section 4.02 Shares Subject to the Share Option Plan: Options may be granted in respect of authorised and unissued Shares provided that, subject to increase by the Board and the receipt of the approval of the shareholders of the Corporation and the Exchange, the aggregate number of Shares reserved by the Corporation for issuance and which may be purchased upon the exercise of all Options shall not exceed 41,000,000, subject to adjustment ~~or increase of such number~~ pursuant to the provisions of ~~Section~~section 4.06 hereof. Shares in respect of which Options are not exercised shall be available for subsequent Options under the Share Option Plan. No fractional Shares may be purchased or issued under the Share Option Plan.

Section 4.03 Eligibility, Grant, Terms of Options:

(a)	Options may be granted to Eligible Persons.

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(b)	Options may be granted by the Compensation Committee to the extent that such grants are approved by the Board.

(c)
Subject to the provisions of the Share Option Plan, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and the other terms and conditions relating to each such Option shall be determined by the Board. ~~At~~Subject to subsection 4.03(g) hereof, at no time shall the period during which an Option shall be exercisable exceed ~~10~~ten years.

(d)
In the event that no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Share Option Plan, contain the following terms and conditions:

(i)	subject to subsection 4.03(g) hereof, the period during which an Option shall be exercisable shall be not more than ten years from the date the Option is granted to the Optionee; and

(ii)
the Optionee may take up not more than 33 1/3% of the Shares covered by the Option during each 12 month period from the date of the grant of the Option; provided, however, that if the number of Shares taken up under the Option during any such 12 month period is less than 33 1/3% of the Shares covered by the Option, the Optionee shall have the right, at any time or from time to time during the remainder of the term of the Option, to purchase such number of Shares subject to the Option which were purchasable, but not purchased by him or her, during such 12 month period.

(e)	The Option Price of Shares, which are the subject of any Option, shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option.

(f)
No Option awarded pursuant to the provisions of the Share Option Plan is assignable or transferable by any Eligible Person other than pursuant to a will or by the laws of descent and distribution or as may be approved by the Board and subject to compliance with the following sentence. Subject to the approval of the Board and, if required, any stock exchange or regulatory authority having jurisdiction over the securities of the Corporation and compliance with all applicable regulatory requirements and laws, an Optionee may assign an Option granted to such Optionee pursuant to the Share Option Plan to an Eligible Assignee; provided that (i) no consideration is paid by the Eligible Assignee in connection with the transfer of such Option, and (ii) the Option held by the Eligible Assignee following the assignment thereof by such Optionee shall be deemed, as long as such Option is outstanding, to be held by such Optionee for purposes of the limitations set forth in ~~Section~~section 4.02 and ~~Section~~section 6.01 hereof.

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(g)
Notwithstanding subsections 4.03(c) and (d) hereof, the expiration date of an Option will be the date fixed by the Board with respect to such Option unless such expiration date falls within a Blackout Period or within two days after a Blackout Period Expiry Date, in which case the expiration date of the Option will be the date which is ten Business Days after the Blackout Period Expiry Date.

Section 4.04 Exercise of Options:

(a)
Subject to the provisions of the Share Option Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

(b)
The Corporation may, but is not obligated to, loan an Optionee the funds required to exercise an Option. The Board shall have the power to determine the interest rate charged, if any, and the schedule for repayment. Any loan made pursuant to this section shall be repayable upon maturity or upon the death of the optionee or earlier in certain other circumstances such as termination of employment and in any event shall be full recourse and shall be repayable within ten years of the exercise of the Option. Such loan will be secured by a pledge of the Shares purchased with the proceeds of the loan.

(c)
Notwithstanding any of the provisions contained in the Share Option Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(i)
completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorisation, issuance or sale thereof;

(ii)	the listing of such Shares on the Exchange; and

(iii)
the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel reasonably determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange.

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Section 4.05 Termination of Employment; Death:

(a)
Subject to ~~Section~~subsection 4.05(b) hereof and any express resolution passed by the Board with respect to an Option, an Option, and all rights to purchase pursuant thereto, shall expire and terminate within three months of the date of the Optionee ceasing to be a Director, officer or a part-time or full-time employee of the Corporation or of any Subsidiary. The entitlement of a Consultant to Options including the termination thereof shall be in accordance with the terms of the consulting agreement entered into between the Corporation or the Subsidiary and the Consultant.

(b)
If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee with the Corporation or with any Subsidiary shall terminate, in either case by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Share Option Plan, be exercised by the legal representative(s) of the estate of the Optionee at any time during the first year following the death of the Optionee (but prior to the expiry of the Option in accordance with the terms thereof) but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of his or her employment.

(c)
Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a Director where the Optionee continues to be employed by the Corporation or a Subsidiary or continues to be a Director of the Subsidiary or an officer of the Corporation or any Subsidiary.

Section 4.06 Change in Control and Certain Adjustments:

(a)	Notwithstanding any other provision of the Share Option Plan in the event of:

(i)
the acquisition by any Person who was not, immediately prior to the effective time of the acquisition, a registered or a beneficial shareholder in the Corporation, of Shares or rights or options to acquire Shares or securities which are convertible into Shares or any combination thereof such that after the completion of such acquisition such Person would be entitled to exercise 30% or more of the votes entitled to be cast at a meeting of the shareholders; or

(ii)	the sale by the Corporation of all or substantially all of the property or assets of the Corporation;

then notwithstanding that at the effective time of such transaction the Optionee may not be entitled to all the Shares subject to the Option, the Optionee shall be entitled to exercise the Option for the full amount of the Shares remaining subject to the Option at that time within 90 days of the ~~close~~completion of any such transaction.

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(b)
Appropriate adjustments with respect to Options granted or to be granted, in the number or designation of Shares optioned and in the Option Price, shall be made by the Board to give effect to adjustments in the number or designation of Shares resulting from subdivisions, consolidations or reclassifications of the Shares, the payment of stock dividends or cash dividends by the Corporation (other than dividends in the ordinary course), the distribution of securities, property or assets by way of dividend or otherwise (other than dividends in the ordinary course), or other relevant changes in the capital stock of the Corporation or the amalgamation or merger of the Corporation with or into any other entity, subsequent to the approval of the Share Option Plan by the Board. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to acceptance by the Exchange, if ~~applicable~~required.

~~Section 4.07Amendment or Discontinuance of Share Option Plan: The Board may amend or discontinue the Share Option Plan at any time upon receipt of requisite regulatory approval including without limitation, the approval of the Exchange, provided, however, that no such amendment may increase the maximum number of Shares that may be optioned under the Share Option Plan, change the manner of determining the minimum Option Price or, without the consent of the Optionee, alter or impair any of the terms of any Option previously granted to an Optionee under the Share Option Plan. Any amendments to the terms of an Option shall also require all necessary regulatory approvals, including without limitation, the approval of the Exchange.~~

Section 4.07 ~~Section 4.08~~ Miscellaneous

(a)
The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares subject to such Option until such holder shall have exercised such Option in accordance with the terms of the Share Option Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Corporation.

(b)
Nothing in the Share Option Plan or any Option shall confer upon an Optionee any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate his or her employment at any time; nor shall anything in the Share Option Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Optionee beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

(c)
To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

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Section 4.08 ~~Section 4.09~~ Shareholder and Regulatory Approval: The Share Option Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation held in accordance with the Act and to acceptance by the Exchange. Any Options granted prior to such approval and ~~acceptances~~acceptance shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless such approval and acceptance is given.

ARTICLE FIVE
SHARE BONUS PLAN

Section 5.01 The Share Bonus Plan: The Share Bonus Plan is hereby established for Eligible Persons.

Section 5.02 Eligible Persons: The Board shall have the right to determine, in its sole and absolute discretion, the Eligible Persons eligible to participate in the Share Bonus Plan, to issue for no cash consideration to any such Eligible Person any number of Shares as a discretionary bonus subject to such provisions and restrictions as the Board may determine and to otherwise determine the application and interpretation of any provision of the Share Bonus Plan.

Section 5.03 Number of Shares: Subject to increase by the Board and the receipt of the approval of the shareholders of the Corporation and of the Exchange, the aggregate number of Shares reserved by the Corporation and available under the Share Bonus Plan shall be ~~5,000,000.~~5,000,000, subject to adjustment pursuant to the provisions of section 5.04 hereof.

Section 5.04 Adjustment in Shares Subject to the Share Bonus Plan: In the event there is any change in the number of outstanding Shares or in the designation of the Shares, whether by reason of a stock dividend, consolidation, subdivision, capital reorganization or reclassification, an appropriate adjustment shall be made by the Board in the number of, or the designation of the Shares available under the Share Bonus Plan. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to acceptance by the Exchange, if required.

Section 5.05 ~~Section 5.04~~ Necessary Approvals: The obligation of the Corporation to issue and deliver any Shares in accordance with the Share Bonus Plan shall be subject to any necessary approvals of any stock exchange or regulatory authority having jurisdiction over the securities of the Corporation and compliance with all applicable regulatory requirements and laws. If any Shares cannot be issued under the Share Bonus Plan to any Eligible Person for whatever reason, the obligation of the Corporation to issue such Shares shall terminate without any obligation or liability to the Eligible Person.

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ARTICLE SIX
MISCELLANEOUS

Section 6.01 Miscellaneous Provisions: In no event shall any share compensation arrangement (within the meaning of ~~Section 630~~section 613 of the Company Manual of The Toronto Stock Exchange as amended or superseded from time to time), together with all other previously established and proposed share compensation arrangements of the Corporation, result in:

(a)	the number of Shares reserved for issuance pursuant to Options granted to Insiders ~~exceed~~exceeding 10 ~~percent~~% of the issued and outstanding ~~issue~~securities;

(b)	the issuance to Insiders, within a one-year period, of a number of Shares exceeding 10 ~~percent~~% of the issued and outstanding ~~issue;~~ securities; or

(c)	the issuance to any one ~~Insider and such Insider's associates, within a one-year period,~~person of a number of Shares exceeding 5 ~~percent~~% of the issued and outstanding ~~issue;~~securities.

~~and~~

~~(d)for the purposes of (b) and (c) above, “outstanding issue” shall be determined on the basis described in the policy of the Exchange on stock option plans and stock purchase plans; and~~

~~(e) for~~For the purposes of (a), (b) and (c) above, “issued and outstanding securities” shall be determined on the basis of the number of Shares that are outstanding immediately prior to the issuance in question and for the purposes of (a) and (b) above any entitlement to acquire Shares granted prior to the Optionee becoming an Insider shall be excluded for the purposes of determining the number of Shares issuable to Insiders.

Section 6.02 Suspension, Termination or Amendments: The Board shall have the right

(a)	without the approval of the shareholders of the Corporation, to

(i)	suspend or terminate (and to re-instate) the Share Purchase Plan, the Share Option Plan or the Share Bonus Plan, and

(ii)	make the following amendments to this Share Incentive Plan

(A)
any amendment of a “housekeeping” nature, including, without limitation, amending the wording of any provision of this Share Incentive Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of this Share Incentive Plan that is inconsistent with any other provision of this Share Incentive Plan, correcting grammatical or typographical errors and amending the definitions contained within this Share Incentive Plan,

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(B)
any amendment to comply with the rules, policies, instruments and notices of any regulatory authority to which the Corporation or its securities are subject, including the Exchange, or to otherwise comply with any applicable law or regulation,

(C)	any amendment to the vesting provisions of the Share Purchase Plan and the Share Option Plan,

(D)
other than changes to the expiration date and Option Price as described in paragraph 6.02(b)(iv) and paragraph 6.02(b)(v) hereof, any amendment, with the consent of the Optionee, to the terms of any Option previously granted to such Optionee under the Share Option Plan,

(E)	any amendment to the provisions concerning the effect of the termination of a Participant’s employment on such Participant’s status under the Share Purchase Plan,

(F)
any amendment to the provisions concerning the effect of the termination of an Optionee as a Director, officer, Consultant or employee of the Corporation or of any Subsidiary on such Optionee’s status under the Share Option Plan,

(G)
any amendment to the provisions concerning loans to Optionees, the pledge of Shares and the consequences of a termination or cessation of employment on such loans or pledges under the Share Option Plan,

(H)	any amendment to the categories of persons who are Participants or Eligible Persons,

(I)	any amendment to the contribution mechanics of the Share Purchase Plan,

(J)	any amendment respecting the administration of this Share Incentive Plan, and

(K)
any amendment to provide a cashless exercise feature to any Option or the Share Option Plan, provided that such amendment ensures the full deduction of the number of underlying Shares from the total number of Shares subject to the Share Option Plan;

and

(b)
with the approval of the shareholders of the Corporation by ordinary resolution, to make any amendment to this Share Incentive Plan not contemplated by subsection 6.02(a) hereof, including, but not limited to

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(i)
any amendment to the number of Shares issuable under the Share Incentive Plan, including an increase to a fixed maximum number of securities or a change from a fixed maximum number of Shares to a fixed maximum percentage, other than an adjustment pursuant to section 3.04, section 4.06 or section 5.04 hereof,

(ii)	any amendment which would change the manner of determining the minimum Option Price,

(iii)
any amendment which would change the number of days set out in subsection 4.03(g) hereof with respect to the extension of the expiration date of Options expiring during or immediately following a Blackout Period,

(iv)	any amendment which reduces the Option Price of any Option, other than pursuant to section 4.06 hereof,

(v)	any amendment which extends the expiry of an Option other than as permitted under the Share Option Plan,

(vi)	any amendment which cancels any Option and replaces such Option with an Option which has a lower Option Price other than pursuant to section 4.06,

(vii)	any amendment which would permit Options to be transferred or assigned by any Eligible Person other than as allowed by subsection 4.03(f) hereof,

(viii)	any amendment to increase the maximum limit of the number of securities that may be:

(a)	issued to insiders of the listed issuer within any one year period, or

(b)	issuable to insiders of the listed issuer, at any time;

under the arrangement, or when combined with all of the listed issuer’s other security based compensation arrangements, which could exceed 10% of the listed issuer’s total issued and outstanding securities, respectively, and

(ix)	amendments to an amending provision within a security based compensation arrangement.

~~Section 6.02 Amendments: Any~~Notwithstanding the foregoing, any amendment to this Share Incentive Plan shall be subject to the receipt of all required regulatory approvals including, without limitation, the approval of the Exchange.

Section 6.03 Approval: This amendment to ~~the~~this Share Incentive Plan ~~of the Corporation which increases the number of Shares reserved for issuances under each component of the Share Incentive Plan~~ was approved by the shareholders of the Corporation at ~~its~~the annual and special meeting of the shareholders of the Corporation held on June ~~8, 2006.~~22, 2007.

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SCHEDULE "A"

CERTIFICATE OF
BREAKWATER RESOURCES LTD.

BREAKWATER RESOURCES LTD. (the "Corporation"), for good and valuable consideration, hereby grants to the Optionee set forth below an Option to purchase common shares of the Corporation. The Option shall be subject to the terms and conditions set forth in the Breakwater Resources Ltd. Share Option Plan, as the same may be amended or replaced from time to time (the "Share Option Plan"), and in addition shall be subject to the terms set forth below:

Optionee	:
Position with the Corporation :	:
Number of Options :	:
Option Price :	:
Expiry Date of Option :	:

On the close of business on the Expiry Date, the Options granted will expire and terminate and be of no further force and effect whatsoever as to the Shares for which the Option hereby granted has not been exercised.

Where used herein all defined terms shall have the respective meanings attributed thereto in the Share Option Plan.

DATED this             day of                    ,         .

BREAKWATER RESOURCES LTD.

PER:

The undersigned hereby acknowledges receipt of a copy of the Share Option Plan and accepts and agrees to the grant of this Option on the terms and conditions set forth herein and in the Share Option Plan effective as of the date above written.

(Signature of Optionee)

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